Exhibit 99.1

Media Release

PEABODY’S BOARD OF DIRECTORS ANNOUNCES CEO TRANSITION PLAN

ST. LOUIS, March 18, 2021 – Today, the Peabody Board of Directors announced that the company and Glenn Kellow, President and CEO, have entered into a leadership transition agreement as part of its succession planning process. Under this agreement, Mr. Kellow will be leaving the company by Aug. 31, 2021. The Board has underway a comprehensive search process to identify Mr. Kellow’s successor. While this search is underway, Mr. Kellow will continue in his current role, including as a Board member, until a successor has been appointed, which is intended to be before Aug. 31, 2021.

“On behalf of the board of directors, I’d like to thank Glenn for his tireless commitment to Peabody and its employees, shareholders, stakeholders and communities it serves over the past six years,” said Peabody Non-Executive Chairman Bob Malone. “Glenn led the company through very difficult times and has put in place a strong team moving forward. We appreciate Glenn’s commitment to continue to lead the company and to facilitate a smooth and orderly transition as the board progresses its search process for Peabody’s next CEO.”

“During my time at Peabody, I’ve had the privilege of working with some of the best people in the industry and remain committed to their and the company’s future success,” said Peabody President and CEO Glenn Kellow. “I am proud of what the Peabody team has accomplished and look forward to working closely with the Board and my successor to ensure a seamless transition.”

Glenn joined Peabody in 2013, bringing over three decades of experience in the global resources industry, and was appointed President and CEO in 2015. In addition to continuing in his current role during the transition period, Glenn has also agreed to provide consulting support to the company’s next CEO for a period of up to one-year. The company will be filing a Form 8-K today with the U.S. Securities and Exchange Commission containing the agreement with Mr. Kellow.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:

Julie Gates

314.342.4336

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